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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): April 30, 2002

                                    KFX INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                      0-23634               84-1079971
(State or other jurisdiction of   Commission File Number       IRS Employer
 incorporation or organization)                            Identification Number

           3300 East 1st Avenue, Suite 290 Denver,
                        Colorado, USA                         80206
          (Address of principal executive offices)          (Zip Code)

                                 (303) 293-2992
                         (Registrant's telephone number,
                              including area code)

                                 not applicable
          (Former name or former address, if changed since last report)
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ITEM 5. OTHER EVENTS

As described in the KFx Inc. ("KFx") press release dated April 30, 2002, KFx received $6 million through a private placement of common stock and warrants, completed on April 30, 2002, from the same investment group that made a $5 million investment in KFx common stock on March 28, 2002. This private placement was made pursuant to an Addendum to the Common Stock and Warrant Purchase Agreement ("Addendum") dated April 30, 2002, which applied the terms of the Common Stock and Warrant Purchase Agreement ("Purchase Agreement") dated March 28, 2002 to the most recent investment transaction. Pursuant to the Addendum, a portion of the proceeds of this investment was used to satisfy the entire outstanding obligation to repurchase the Pegasus preferred stock for approximately $3.8 million. In addition, $450,000 of the proceeds shall also be used to fund the development of the K-Fuel demonstration plant and the remaining proceeds are to be used for general corporate purposes. In addition, the Addendum allows, at the option of the investors and anytime prior to July 31, 2002, on the same terms, the investors to have the right to purchase up to an additional $4 million of common stock and to receive an equivalent amount of warrants on a pro rata basis.

The terms of the private placement included the sale of 2.4 million shares of common stock at $2.50 per share and warrants to purchase 2.7 million shares of common stock at a purchase price of $2.75 per common share, subject to adjustment. Pursuant to the Amended and Restated Investors' Rights Agreement, KFx agreed with the investors to file a registration statement with the Securities and Exchange Commission to register all of the common stock and warrants issued as part of this and the March 28, 2002 financing by May 7, 2002. If KFx does not file this registration statement by May 7, 2002, then KFx must issue to each investor an additional warrant to acquire the number of shares of common stock equal to 10% of the number of shares of common stock issuable on exercise of the warrants originally issued to each investor. Thereafter, KFx must continue to issue additional warrants at the end of each subsequent 30-day period if the registration statement remains unfiled. These new warrants will have the same terms and conditions as the original warrants issued to the investors. In the event that a registration statement has not been declared effective by June 21, 2002, the Company shall issue additional warrants to purchase shares of common stock equal to 10 percent of the warrants currently held by the investor for each 30-day period for which the registration statement has not been declared effective.

All of the shares issued as part of this financing are subject to an Amended and Restated Put Agreement ("Amended Put Agreement"), which amends and restates the entire Put and Call Option Agreement ("Original Put Agreement") executed in conjunction with the original investment on March 28, 2002. The Amended Put Option terminates and cancels KFx's right to call the shares, which was granted under the Original Put Agreement. The Amended Put Agreement requires KFx to repurchase these shares at a price of $2.50 per share (subject to adjustment for subsequent dilutive offerings) plus 9% simple interest per year if exercised by the investors. The put option becomes effective either on July 31, 2002 or upon the redemption or conversion of all of KFx's 6% convertible debentures issued under their indenture dated as of July 25, 1997, between KFx and First Bank National Association, doing business as Colorado National Bank, as trustee. Management believes the terms of the put option, if exercised, provide sufficient time to secure the necessary funding through sales of assets or securities in an orderly manner. If two-thirds or more of the investors exercise their put option and KFx is unable to secure the necessary funding to satisfy these exercised put options within the time provided by the Amended Put Agreement, then KFx must transfer its interests in all the shares of common stock and preferred stock of Pegasus to the investors. The put option expires at 11:59 p.m., California time, on December 23, 2002. Until the put option expires, the Company is precluded from issuing, selling, transferring or pledging any of its interest in Pegasus and Pegasus is precluded from transferring any rights with respect to its equity and assets without approval of at least two-thirds of the investors.

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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)  Exhibits.

Number   Description
------   -----------

 10.1 Addendum to the Common Stock and Warrant Purchase Agreement between KFx Inc. and the Investors dated April 30, 2002.

 99.1 Press Release, dated April 30, 2002 (regarding a private equity placement in KFx and the use of proceeds to repurchase the outstanding Series C Preferred Shares of Pegasus Technologies, Inc.).

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    May 7, 2002          KFx Inc.
                              (Registrant)


                              By:
                              /s/ Patrick S. Flaherty
                              --------------------------------------------------
                              Patrick S. Flaherty
                              Vice President-Finance and Chief Financial Officer

                                       4
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                                  EXHIBIT INDEX

Number   Description
------   -----------

 10.1 Addendum to the Common Stock and Warrant Purchase Agreement between KFx Inc. and the Investors dated April 30, 2002.

 99.1 Press Release, dated April 30, 2002 (regarding a private equity placement in KFx and the use of proceeds to repurchase the outstanding Series C Preferred Shares of Pegasus Technologies, Inc.).

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